Exhibit 99.1

Brigham Exploration Announces Joint Ventures and Provides Operational Update

AUSTIN, Texas, Feb. 21 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announces new joint ventures in South Louisiana and in a new shale play, and provides an update of its operational activity.

GULF COAST LOUISIANA MIOCENE TREND JOINT VENTURES

Brigham recently closed on a new joint venture with Penn Virginia (NYSE: PVA) to explore and develop 3-D delineated projects in the Southern Louisiana Miocene and Upper Oligocene trends. In addition, Brigham expects to close soon on two other joint ventures with a private operator in the same trend. Brigham views these projects as a logical extension of its Gulf Coast Frio trend, given that the company will utilize its geophysical, geological and operational expertise to explore potential reservoirs in similar geologic settings to that of the Frio in Texas.

The Bayou Postillion and Mystic Bayou prospects were generated by Penn Virginia from the interpretation of an extensive 3-D seismic inventory acquired in the region in recent years. As part of the joint venture with Penn Virginia, Brigham has committed to drill at least three wells, and expects all three to commence drilling in 2006. Brigham estimates that it will spend approximately $15 million in the projects in 2006.

Bayou Postillion Project, Iberia Parish -- Brigham will operate the drilling of the first of these wells, the Cotten Land Corp. #1, which Brigham expects to commence in either late March or April. Brigham will retain a 41% after casing point interest in the Cotten Land Corp. #1, which directly offsets and is expected to encounter the Upper Oligocene objective approximately 300 feet high to a recent discovery. The offsetting well was completed in August of 2005 at 10 MMcfe per day, and at last report was continuing to produce at that rate. In addition, seven wells in an adjacent fault block have produced approximately 112 Bcfe from the same interval.

Also in Bayou Postillion, but in a different fault block, Brigham will operate the drilling of the Cotten Land Corp. #2 with an approximate 36% working interest. Brigham expects to spud this well immediately following the Cotten Land Corp. #1. With success, two additional wells could be drilled to fully develop the area.

Mystic Bayou, St. Martin Parish -- Brigham will also operate the drilling of the Williams Land Company #1 well in Penn Virginia’s Mystic Bayou project. Brigham and Penn Virginia have identified at least three fault blocks to test, all three of which are expected to encounter the Miocene primary objectives structurally high to two wells that have combined to produce over 50 Bcfe to date. Brigham expects to retain an approximate 48% working interest in the Williams Land Company #1, which is expected to commence during the third quarter.

Leuthen and Plassey Prospects, Jefferson Davis Parish -- Subject to closing of joint venture agreements with a private operator, Brigham plans to operate and commence the Leuthen #1 during the second quarter. Brigham will retain a 33% working interest in the Leuthen #1, which will be drilled to a depth of approximately 12,300 feet. Primary objectives include the Herpin, Lower Vicksburg and Yegua formations, all of which exhibit seismic bright spots, and cover approximately 250 acres. Brigham plans to utilize the same drilling rig used to drill the Leuthen #1 to subsequently drill the Plassey #1. The Plassey #1 will also test a Yegua bright spot over an approximately 250 net acre closure at a depth of approximately 12,500 feet. Brigham expects to retain a 24% working interest in the Plassey #1 and expects results in July.

Bud Brigham, the Chairman, President and CEO, stated, “We are very excited about the expansion of our relationship with Penn Virginia, with whom we discovered the Bouldin Lake Field in 2005. Over the years we’ve searched for the right opportunity to extend our Gulf Coast activities into Louisiana, as we believe that our exploration and drilling expertise serves us well as we move up and down the coast. It quickly became apparent to us that Penn Virginia has done an outstanding job of assembling extremely high quality drilling projects in this area, and we’re excited about the opportunity to work with them in converting their investments into production and cash flow for our respective shareholders. We believe that these projects provide us with a base, or footprint, to expand our activities and thereby potentially create a new core operating area for our company.”

POTENTIAL SHALE PLAY JOINT VENTURE

Brigham has signed a letter of intent for the acquisition of a 50% working interest in approximately 54,000 net acres in an unconventional shale play. Brigham is not disclosing the geographic area or the play for competitive reasons. Based on vertical wells drilled to date the targeted shales are approximately 175 feet thick and at a depth of approximately 7,500 feet. Since 1951 approximately 1,365 vertical wells have been drilled in the trend. Approximately 18 of those wells were completed in the targeted shales, producing at initial rates ranging from 8 to 189 barrels of oil per day. Estimated ultimate recoveries for these wells range from 10,000 to 180,000 barrels of oil, and average approximately 40,000 barrels of oil. Given the historical results, Brigham and its joint venture participant believe that the application of horizontal drilling and/or fracture stimulation technologies could significantly increase the productivity of this shale zone. In addition, the acreage also provides conventional secondary objectives, particularly in the deeper section. Completed well costs for wells drilled to a depth of 7,500 feet, with 1,500 foot lateral extensions, are estimated at $2.0 million. Assuming the execution of a mutually acceptable Participation Agreement, Brigham’s total investment in the joint venture during 2006, through the drilling and completion of two wells, is expected to be approximately $5 million.

Bud Brigham stated, “Our goal has been to build a diversified inventory of unconventional opportunities to complement our conventional program, and the acquisition of the Bakken acreage was the first step in that process. It appears that no horizontal wells have been drilled in the area of our new unconventional play to date, and thus it is less proven than the Bakken. However, given the relatively shallow depths and the associated well costs, effective fracture stimulation of the planned horizontal wells provides potentially very exciting economics. Following execution of the formal Participation Agreement, our plans are to commence the first two wells and drill back to back in the third quarter. With drilling success, we could meaningfully grow our exposure by adding substantially to our land position. Therefore, like the Bakken, this play provides our shareholders with an option on substantial net asset value.”

WILLISTON BASIN BAKKEN PLAY UPDATE

Brigham previously announced the acquisition of approximately 46,000 net acres in the Bakken play located in 126 sections in northwestern North Dakota. Brigham acquired a 100% working interest in the Bakken formation within the acreage. Brigham has permitted three drilling locations, with four other permits in progress. Brigham expects to commence the first of its wells in the second quarter. The company is assembling additional acreage in the trend over other Bakken prospects.

Brigham’s Bakken projects are an extension of ongoing activity in Richland County, Montana in the Sleeping Giant Field, where 227 Bakken wells in a 324 square mile area have generated average initial production rates of 345 barrels of oil per day, average cumulative production to date of 112,000 barrels of oil per well, and estimated ultimate recoveries of approximately 376,000 barrels of oil per well.

Bud Brigham stated, “Given the early encouragement in the play, we continue to add to our acreage position and by this summer we expect to own approximately 75,000 net acres in the play. We believe that our newly acquired acreage also exposes us to reserve potential in the Madison, Duperow, Three Forks, Nisku and Red River formations. Like the Bakken, several of these objectives are the subject of horizontal drilling in the area. For 2006 and beyond, we expect our non-conventional drilling program to be incremental to our growing investments in our successful conventional program, representing up to 25% of our capital expenditures. Assuming we close on our new shale play, by mid-year we expect to own approximately 102,000 net leasehold acres in non-conventional plays.”

SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Well	Objective	Category	WI%	NRI	Status / Comments

Sullivan C-32	Vicksburg	Exp/Dev	100%	75%	Completed @ 1.7 MMcfed
Palmer 3S #2	Vicksburg	Dev	34%	29%	Completed @ 2.3 MMcfed, Home Run Field well with 78’ apparent pay
Palmer #11	Vicksburg	Dev	100%	80%	Completing, 98’ apparent pay
Hobart 60-4	Gr. Wash	Dev	98%	80%	Completing, 174’ apparent pay
State Tract 266 #1	Frio	Dev	75%	56%	Completing in 10’ apparent Middle Frio pay, potential 32’ shallower pay behind pipe
Imhoff #1	Lwr Frio	Exp	75%	59%	Encountered approximately 24’ of apparent net pay, completion unsuccessful
B.K. Dillard #1	Lwr Frio	Exp	75%	60%	Encountered only 4’ of apparent pay, completion unsuccessful
Hajek #1	Springer	Exp	28%	23%	Completed @ 2.5 MMcfed, additional pay behind pipe
House #1	Springer	Exp	28%	23%	Completed @ 1.3 MMcfed, additional pay behind pipe
Culebra 35 #1RE	Canyon Reef	Dev	100%	80%	Completed @ 0.5 MMcfe per day
State 33 #1	Wolfcamp	Exp	100%	75%	Dry hole, encountered porosity without commercial hydrocarbons
Sartwelle #4	Lwr Frio	Exp/Dev	75%	53%	Currently setting intermediate casing @ 8,700’, results in March
Mills Ranch #1-99S	Hunton	Dev	93%	63%	Reentry successful, preparing to sidetrack @ 16,600’ targeting Hunton @ 21,200’
Mills Ranch 96 #1	Hunton	Dev	68-77%	57-64%	Commencing westernmost Field development well targeting Hunton @ 24,500’
Dawson #3	Vicksburg	Dev	100%	75%	Commencing offset to successful Triple Crown Field wells
Dawson #4	Vicksburg	Dev	67%	50%	April spud of offset to successful Triple Crown Field wells
Wyse #2	Lwr Frio	Dev	50%	39%	Commencing next 2 weeks, expected 250’ high to Wyse #1, results by May
Hobart 59-2	Gr. Wash	Dev	99%	81%	Commencing offset to recent successful wells, results expected in April
Trull B #3	Lwr Frio	Exp	75%	55%	High reserve potential well to commence in April
Cotten Land #1	Oligocene	Dev/Exp	41%	29%	Planned April spud of S. Louisiana well offsetting 10 MMcfed well
Cotten Land #2	Oligocene	Dev/Exp	36%	25%	Planned April spud of 2nd S. Louisiana well in Bayou Postillion
Leuthen #1	Yegua,etc.	Exp	33%	25%	Planned April spud of S. Louisiana multi pay bright spot test
Plassey #1	Yegua,etc.	Exp	24%	18%	Planned June spud of S. Louisiana bright spot test
Williams North #1	Bakken	Exp	100%	78%	Planned April or May spud of 3 consecutive Bakken wells

Gulf Coast Vicksburg Trend

Triple Crown Field -- The Sullivan C-32 tested an adjacent fault block to Triple Crown in the Upper Vicksburg, and as expected penetrated the Lower Vicksburg approximately 560 feet structurally high to the two previous Lower Vicksburg completions. Subsequent to fracture stimulation the Sullivan C-32 commenced production at an initial rate of approximately 1.4 MMcf of natural gas and 50 barrels of condensate (1.7 MMcfe) per day. Brigham retained a 100% working interest in the Sullivan C-32, subject to a back-in after payout.

Brigham plans to commence the Dawson #3 in the next two weeks. The Dawson #3 is an offset to Brigham’s recent Dawson #2 and Sullivan C-31 completions, which commenced production at initial rates of 9.3 and 10.1 MMcfe per day, respectively. Brigham will retain a 100% working interest in the Dawson #3, subject to a back-in after payout, with results expected by late April. Following the Dawson #3, Brigham plans to commence the Dawson #4 with a working interest of 67% to 100%.

Home Run Field -- Brigham completed the Palmer 3S #2, a sidetrack of the Palmer #3 well, at an initial rate of approximately 1.9 MMcf of natural gas and 72 barrels of condensate (2.3 MMcfe) per day. Brigham retained a 34% working interest in the Palmer 3S #2, which encountered approximately 78 feet of apparent net pay. Also in its Home Run Field, Brigham subsequently drilled the Palmer #11, which encountered approximately 98 feet of apparent pay in the Lower Vicksburg. Brigham retained a 100% working interest in the Palmer #11, which is expected to begin producing to sales by early March.

Bud Brigham stated, “We had hoped that the Sullivan C-32 would find thicker higher quality sands than those encountered, thus it did not provide the upside and reserve additions we had expected. However, our sidetrack well, the Palmer 3S #2, was successful. More importantly, our most recent 100% working interest Vicksburg well, the Palmer #11, found apparently very high quality pay. Additionally, we’re excited about commencing our two offsets to our late 2005 high production rate Triple Crown completions. We believe that the currently completing 100% working interest Palmer #11, combined with the two high working interest Triple Crown Field wells and our upcoming Floyd Field development well, provides us with excellent visibility for meaningful Vicksburg production adds in 2006. This should continue what was a very strong streak of drilling success in the Vicksburg during 2005.”

Gulf Coast Frio Trend

Bayou Bengal Project Wells -- Brigham operates all of the Bayou Bengal wells currently planned, retaining a 75% working interest. Royale Energy, Inc. (Nasdaq: ROYL) is a participant in the Bayou Bengal Project wells with a 25% working interest. In this project, Brigham has one well completing, one well drilling, and a third well preparing to commence.

Brigham is currently completing the State Tract 266 #1, a proved undeveloped well offsetting the apparent shallow Frio pays encountered in Brigham’s 2005 State Tract 254#1 and Bayou Bengal B #13 discoveries. The State Tract 266 #1 encountered approximately 25 feet of apparent pay in four separate Middle Frio intervals at depths of 9580 to 10260 feet. To date, the lower 15 feet of apparent pay has been tested unsuccessfully, and Brigham is currently completing the well in approximately 10 feet of apparent pay at depths of 9580 to 9630 feet. An additional 32 feet of potential pay remains behind pipe in the shallower Upper Frio section for future completion.

Brigham is currently setting intermediate casing on the Sartwelle #4, at a depth approximately 8,700 feet. The Sartwelle #4 is an attempt to offset a productive but apparently fault limited reservoir found with the Sartwelle #3, with a projected total depth of approximately 10,500 feet. Results are expected in March. In April Brigham plans to commence one of its high reserve potential tests, the Trull B #3. The Trull B #3 is a development well in the shallow Frio, but will be drilled to a depth of 12,000 feet to test a deeper structure covering an estimated 440 acres. Results are expected by June.

Unsuccessful Alamo Project Frio Completions -- Attempts to complete the Imhoff #1, which encountered 24 feet of apparent Lower Frio pay, and the B.K. Dillard #1, which encountered only 4 feet of apparent Lower Frio pay, were both unsuccessful. Brigham operated both wells with a 75% working interest.

Bouldin Lake Field -- Within the next two weeks Brigham expects to commence its third Bouldin Lake Field well, the Wyse #2. The Wyse #2 is expected to encounter the productive intervals found in the Wyse #1 discovery well approximately 250 feet structurally higher. Brigham operates the Wyse #2 with a 50% working interest, with Penn Virginia also participating with a 50% working interest. Results for the Wyse #2 are expected by early May.

Brigham recently attempted to commingle the upper pay interval in one of its previously completed Bouldin Lake Field wells, the Grisham #1, when an obstruction was discovered. Prior to the attempted commingling, the Grisham #1 was producing approximately 2.0 MMcfe per day. Operations are underway to clear the obstruction, and Brigham expects to reestablish production, including the commingling of the shallower zone, by March. In the third quarter Brigham plans to offset the Grisham #1 with its fourth Bouldin Lake Field well, the Grisham #2. The Grisham #2 is expected to encounter the potential pay intervals approximately 250 feet structurally high to the Grisham #1. Brigham plans to operate the drilling of the Grisham #2 with a 50% working interest. Depending on success, additional wells could be required to fully develop the field.

Anadarko Basin Hunton Trend

Mills Ranch Field Wells -- Brigham has successfully reentered the Mills Ranch #1-99S well and is preparing to sidetrack. Brigham initially drilled the Mills Ranch #1-99S in 2004, and though it was completed in the Hunton at an initial rate of approximately 8.7 MMcfe per day, production declined sharply, indicating that the reservoir was probably in a fault block that had limited aerial extent. The Mills Ranch 99 #1S2 is an attempt to reenter this well and sidetrack out of the borehole at a depth of approximately 16,600 feet. Brigham plans to subsequently directionally drill to a depth of approximately 21,200 feet to test the Hunton in the adjacent and potentially much larger fault block. Results are expected in May or June.

By next week Brigham expects to commence the drilling of the Mills Ranch 96 #1, which would be the westernmost well in the Mills Ranch Field. This well offsets the Brigham operated Mills Ranch #1-97, which is expected to ultimately produce approximately 15 Bcfe. Brigham expects to retain a working interest of between 68% and 77% in this well, which targets the Hunton formation at a depth of approximately 24,100 feet. Results are expected late in the third quarter of 2006.

Bud Brigham, the Chairman, President and CEO, stated, “The Hunton play will be very active for us in 2006. Our most recent Hunton well, the Mills Ranch #2-98, continues to perform well, and we’re very excited about the prospect of potentially bringing two of these high working interest wells on during 2006. We believe that this area is fairly unique in that it offers 100+ Bcfe field reserve potentials, with Hunton wells averaging approximately 22 Bcfe, often with 20 to 30 year reserve lives. We expect to commence a new approximately 180 square mile high-resolution proprietary 3-D program over this area in the next several months. Given the dramatic improvements in the 3-D imaging of the very steep dips and complex geology associated with the mountain front trend, our very large acreage position and our strong knowledge base in the play, we expect this survey to significantly improve the definition of our existing leads and prospects, and to lead to the generation of new prospects for future drilling.”

2005-2006 OPERATIONAL STATISTICS

During 2005 Brigham spud 37 wells, retaining an average working interest of approximately 59%. Thirty-five of these wells have been or are currently being completed and two have been plugged. Brigham’s gross and net completion rates in 2005 were 95% and 92% respectively. Brigham has spud 4 wells thus far in 2006, retaining an average working interest of approximately 92%. One of these wells has been completed, one has been plugged and two are currently drilling.

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact: John Turner, Director of Finance & Business Development

                    (512) 427-3300

SOURCE  Brigham Exploration Company
     -0-                              02/21/2006
     /CONTACT:  John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
     /Web site:  http://www.bexp3d.com /